Report of Independent Registered Public Accounting Firm

The Board of Directors
Citibank, N.A.:

We have examined the compliance of the Agency and Trust division of Citibank, N.A. (or "Company") with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities issued on or after January 1, 2006 for which the Company provides the following servicing functions: paying agent, securities administration and trustee; or securities administration and paying agent; or paying agent and trustee; or paying agent (the "Platform"), except for servicing criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii),
1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(iv)-1122(d)(4)(xiv), which the
Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2007. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.
Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(i) and 1122(d)(3)(ii) applicable to the Company as of and for the twelve months ended December 31, 2007. Related to servicing criterion 1122(d)(2)(i), in some instances, with respect to certain transactions for which the transaction documents require that funds be deposited into the custodial bank accounts on the day funds are received by the Company, funds were not deposited to the custodial bank accounts in accordance with the terms of the transaction documents. Related to servicing criterion 1122(d)(3)(ii), in some instances, amounts due to investors were not allocated and remitted in accordance with timeframes as specified in the transaction agreements.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2007.


(Signed) KPMG LLP

Chicago, Illinois
February 29, 2008